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                                                                     EXHIBIT 4.2

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                                   AND RIGHTS

                                       OF

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                          THE MIIX GROUP, INCORPORATED


         The MIIX Group, Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law (as amended, the "Act"), the board of directors of the Corporation adopted the following resolutions on June 27, 2001, providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Junior Participating Preferred Stock:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Shares") and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series ), which shall be as set forth in the form of the Certificate of Designations comprising Exhibit A to the Rights Agreement, which is attached hereto and incorporated herein by reference.

         RESOLVED FURTHER, that 100,000 Series A Preferred Shares are initially reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement.

         RESOLVED FURTHER, that the proper officers of the Corporation are each hereby authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things that they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions.

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
28th day of June, 2001.


                              THE MIIX GROUP, INCORPORATED


                              By:
                                  --------------------------------------------
                                  Catherine E. Williams
                                  Vice President & Secretary




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                                                                       Exhibit A

                          THE MIIX GROUP, INCORPORATED

                 DESIGNATION OF POWERS, PREFERENCES, RIGHTS AND
                 QUALIFICATIONS OF SERIES A JUNIOR PARTICIPATING
                                 PREFERRED STOCK


         1. DESIGNATION AND AMOUNT. The shares of stock of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares of stock constituting such series shall be 100,000.


         2. DIVIDENDS AND DISTRIBUTIONS.

            (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock which are issued and outstanding shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the per share amount of all cash dividends (payable in cash), and 1,000 times the per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on shares of the Common Stock, $.01 par value, of the Company (the "Common Stock"). In the event the Company shall at any time after June 27, 2001 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount of cash dividends or other distributions to which holders of shares of Series A Junior Participating Preferred Stock were entitled pursuant to the preceding sentence immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) The Company shall declare a dividend or distribution on the issued and outstanding shares of Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

            (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the date of declaration of any dividend on the Common Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be

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allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         3. VOTING RIGHTS. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

            (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) Except as otherwise provided herein or required by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company.

            (c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears for a period of two full fiscal quarters, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time as all accrued and unpaid dividends then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock which does not rank senior to the Series A Junior Participating Preferred Stock (including the Series A Junior Participating Preferred Stock) with dividends in arrears thereon for a period of two full fiscal quarters, voting as a class, irrespective of series, shall have the right to elect one Director.

                  (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the

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right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to one Director or, if such right is exercised at an annual meeting, to elect one Director. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph
(c) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph
(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock and of Series A Junior Participating Preferred Stock, and other classes of stock of the Company if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect one Director voting as a class, after the exercise of which right
(x) the Director so elected by the holders of Preferred Stock shall continue in office until his successor shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c) (ii) of this Section 3 or in the articles or certificate of incorporation of the Company) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect a Director shall cease, (y) the term of any Director elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles or certificate of

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incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles or certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

            (d) Except as set forth herein or as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         4. Certain Restrictions.

            (a) Whenever any dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for any stock of the Company ranking no higher (either as to dividends or rights upon liquidation, dissolution or winding up) than such junior stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock or as provided in clause (iv) below;

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares

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upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. REACQUIRED SHARES. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         6. LIQUIDATION, DISSOLUTION OR WINDING UP.

            (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1.00 per share, plus an amount equal to any accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

            (b) Notwithstanding paragraph (a) of this Section 6, (i) in the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Participating Preferred Stock and of any such parity shares in proportion to their respective liquidation preferences; and (ii) in the event that after the required distributions to holders of Preferred Stock there are not sufficient

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assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

         (c) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision of adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         8. NO REDEMPTION. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

         9. RANKING. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         10. AMENDMENT. The Certificate of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         11. FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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